Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement on Form S-1 of Nephros, Inc. of our report, dated March 20, 2017, relating to the consolidated financial statements of Nephros, Inc. and Subsidiary, as of and for the years ending December 31, 2016 and 2015.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, MA
April 14, 2017